EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 15, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the application of Statement of Financial Accounting Standards No. 123(R) and No. 158 as of December 31, 2006) accompanying the consolidated financial statements and related schedule and management’s assessment of the effectiveness of internal control over financial reporting included in the 2006 Annual Report of Journal Register Company on Form 10-K for the year ended December 31, 2006. We hereby consent to the incorporation by reference of said reports in the Registration Statement on Form S-8 (No 333-27555) pertaining to the 1997 Stock Incentive Plan of Journal Register Company.

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania
March 15, 2007